PRICEWATERHOUSECOOPERS
                                              PricewaterhouseCoopers LLP
                                              PricewaterhouseCoopers Center
                                              300 Madison Avenue
                                              New York NY 10017
                                              Telephone (646) 471 3000
                                              Facsimile (813) 286 6000


                   Report of Independent Auditors

To the Board of Directors and Stockholder of Chase Home Finance LLC:

We have examined management's assertion about Chase Home Finance LLC's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated,in all material respects.


/s/ PricewaterhouseCoopers L.L.P.
PricewaterhouseCoopers L.L.P.

March 13, 2006





















Exhibit I


              Management's Assertion Concerning Compliance
                 with USAF Minimum Servicing Standards


March 13, 2006


As of and for the year ended December 31, 2005, Chase Home Finance LLC (the "Company") has complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). These Standards are applicable only to the Company's prime and subprime mortgage portfolios.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $250,000,000 and $25,000,000 respectively.




/s/ Kim Greaves                             /s/ Jim Miller
-----------------                           ---------------
Kim Greaves                                    Jim Miller
Vice President                                 Vice President
JPMorgan Chase Bank, N.A.                      JPMorgan Chase Bank, N.A.


/s/ Scott Powell
------------------
Scott Powell
Senior Vice President
JPMorgan Chase Bank, N.A.